----------------------------
                                                           OMB APPROVAL
                                                           ------------
                                                    OMB Number:        3235-0287
                                                    Expires:    January 31, 2005
                                                    Estimated average burden
                                                    hours per response ..... 0.5
                                                    ----------------------------

Form 4

                    U. S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
         Section 17(a) of the Public Utility Holding Company Act of 1935
             or Section 30(f) of the Investment Company Act of 1940

|_| Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b*).

================================================================================
1. Name and Address of Reporting Person.

   John Hancock Financial Services, Inc.
--------------------------------------------------------------------------------
   (Last)               (First)                 (Middle)

   P. O. Box 111
--------------------------------------------------------------------------------
                       (Street)

   Boston, MA 02117
--------------------------------------------------------------------------------
   (City)               (State)                 (Zip)


================================================================================
2. Issuer Name and Ticker or Trading Symbol

   Steinway Musical Instruments, Inc. ("LVB")
================================================================================
3. IRS or Social Security Number of Reporting Person (Voluntary)

   04-348-3032
================================================================================
4. Statement for Month/Year

   August 2002
================================================================================
5. If Amendment, Date of Original (Month/Year)

   N/A
================================================================================
6. Relationship of Reporting Person to Issuer
   (Check all applicable)

   |_|   Director                             |X|   10% Owner
   |_|   Officer (give title below)           |_|   Other (specify below)

================================================================================
7. Individual or Joint/Group Filing

   |_|   Form filed by One Reporting Person
   |X|   Form filed by More than One Reporting Person

================================================================================

================================================================================
           Table I -- Non-Derivative Securities Acquired, Disposed of,
                              or Beneficially Owned
================================================================================

                                                                                                            6.
                                                              4.                                            Owner-
                                                              Securities Acquired (A)                       ship
                                                 3.           or Disposed of (D)              5.            Form:      7.
                                                 Transaction  (Instr. 3, 4 and 5)             Amount of     Direct     Nature of
                                2.               Code         ----------------------------    Securities    (D) or     Indirect
1.                              Transaction      (Instr. 8)                   (A)             Beneficially  Indirect   Beneficial
Title of Security               Date             ------------     Amount      or     Price    Owned at End  (I)        Ownership
(Instr. 3)                      (Month/Day/Year)  Code     V                  (D)             of Month      (Instr. 4) (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                    08/08/02          S               1,200       D      $19.00                            By JHLICO (a)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                    08/08/02          S                100        D      $19.09                            By JHLICO (a)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                    08/08/02          S                100        D      $19.10                            By JHLICO (a)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                    08/09/02          S               1,200       D      $19.00                            By JHLICO (a)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                    08/13/02          S                100        D      $19.06                            By JHLICO (a)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                    08/13/02          S                200        D      $19.08                            By JHLICO (a)
------------------------------------------------------------------------------------------------------------------------------------

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

*If the form is filed by more than one reporting person, see Instructions
4(b)(v)

                                                    ----------------------------
                                                           OMB APPROVAL
                                                           ------------
                                                    OMB Number:        3235-0287
                                                    Expires:    January 31, 2005
                                                    Estimated average burden
                                                    hours per response ..... 0.5
                                                    ----------------------------

Form 4

                    U. S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
         Section 17(a) of the Public Utility Holding Company Act of 1935
             or Section 30(f) of the Investment Company Act of 1940

|_| Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b*).

================================================================================
1. Name and Address of Reporting Person.

   John Hancock Financial Services, Inc.
--------------------------------------------------------------------------------
   (Last)               (First)                 (Middle)

   P. O. Box 111
--------------------------------------------------------------------------------
                       (Street)

   Boston, MA 02117
--------------------------------------------------------------------------------
   (City)               (State)                 (Zip)


================================================================================
2. Issuer Name and Ticker or Trading Symbol

   Steinway Musical Instruments, Inc. ("LVB")
================================================================================
3. IRS or Social Security Number of Reporting Person (Voluntary)

   04-348-3032
================================================================================
4. Statement for Month/Year

   August 2002
================================================================================
5. If Amendment, Date of Original (Month/Year)

   N/A
================================================================================
6. Relationship of Reporting Person to Issuer
   (Check all applicable)

   |_|   Director                             |X|   10% Owner
   |_|   Officer (give title below)           |_|   Other (specify below)

================================================================================
7. Individual or Joint/Group Filing

   |_|   Form filed by One Reporting Person
   |X|   Form filed by More than One Reporting Person

================================================================================

================================================================================
           Table I -- Non-Derivative Securities Acquired, Disposed of,
                              or Beneficially Owned
================================================================================

                                                                                                            6.
                                                              4.                                            Owner-
                                                              Securities Acquired (A)                       ship
                                                 3.           or Disposed of (D)              5.            Form:      7.
                                                 Transaction  (Instr. 3, 4 and 5)             Amount of     Direct     Nature of
                                2.               Code         ----------------------------    Securities    (D) or     Indirect
1.                              Transaction      (Instr. 8)                   (A)             Beneficially  Indirect   Beneficial
Title of Security               Date             ------------     Amount      or     Price    Owned at End  (I)        Ownership
(Instr. 3)                      (Month/Day/Year)  Code     V                  (D)             of Month      (Instr. 4) (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                    08/13/02          S               100         D      $19.09                            By JHLICO (a)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                    08/13/02          S               100         D      $19.10                            By JHLICO (a)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                    08/13/02          S               800         D      $19.12                            By JHLICO (a)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                    08/13/02          S               100         D      $19.13                            By JHLICO (a)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                    08/13/02          S               200         D      $19.14                            By JHLICO (a)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                    08/13/02          S               100         D      $19.18                            By JHLICO (a)
------------------------------------------------------------------------------------------------------------------------------------

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

*If the form is filed by more than one reporting person, see Instructions
4(b)(v)

                                                    ----------------------------
                                                           OMB APPROVAL
                                                           ------------
                                                    OMB Number:        3235-0287
                                                    Expires:    January 31, 2005
                                                    Estimated average burden
                                                    hours per response ..... 0.5
                                                    ----------------------------

Form 4

                    U. S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
         Section 17(a) of the Public Utility Holding Company Act of 1935
             or Section 30(f) of the Investment Company Act of 1940

|_| Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b*).

================================================================================
1. Name and Address of Reporting Person.

   John Hancock Financial Services, Inc.
--------------------------------------------------------------------------------
   (Last)               (First)                 (Middle)

   P. O. Box 111
--------------------------------------------------------------------------------
                       (Street)

   Boston, MA 02117
--------------------------------------------------------------------------------
   (City)               (State)                 (Zip)


================================================================================
2. Issuer Name and Ticker or Trading Symbol

   Steinway Musical Instruments, Inc. ("LVB")
================================================================================
3. IRS or Social Security Number of Reporting Person (Voluntary)

   04-348-3032
================================================================================
4. Statement for Month/Year

   August 2002
================================================================================
5. If Amendment, Date of Original (Month/Year)

   N/A
================================================================================
6. Relationship of Reporting Person to Issuer
   (Check all applicable)

   |_|   Director                             |X|   10% Owner
   |_|   Officer (give title below)           |_|   Other (specify below)

================================================================================
7. Individual or Joint/Group Filing

   |_|   Form filed by One Reporting Person
   |X|   Form filed by More than One Reporting Person

================================================================================

================================================================================
           Table I -- Non-Derivative Securities Acquired, Disposed of,
                              or Beneficially Owned
================================================================================

                                                                                                            6.
                                                              4.                                            Owner-
                                                              Securities Acquired (A)                       ship
                                                 3.           or Disposed of (D)              5.            Form:      7.
                                                 Transaction  (Instr. 3, 4 and 5)             Amount of     Direct     Nature of
                                2.               Code         ----------------------------    Securities    (D) or     Indirect
1.                              Transaction      (Instr. 8)                   (A)             Beneficially  Indirect   Beneficial
Title of Security               Date             ------------     Amount      or     Price    Owned at End  (I)        Ownership
(Instr. 3)                      (Month/Day/Year)  Code     V                  (D)             of Month      (Instr. 4) (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                    08/13/02          S               4,900       D      $19.20                            By JHLICO (a)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                    08/13/02          S                100        D      $19.30                            By JHLICO (a)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                    08/15/02          S                400        D      $18.90                            By JHLICO (a)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                    08/15/02          S                800        D      $18.91                            By JHLICO (a)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                    08/15/02          S               1,600       D      $18.92                            By JHLICO (a)
------------------------------------------------------------------------------------------------------------------------------------

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

*If the form is filed by more than one reporting person, see Instructions
4(b)(v)

                                                    ----------------------------
                                                           OMB APPROVAL
                                                           ------------
                                                    OMB Number:        3235-0287
                                                    Expires:    January 31, 2005
                                                    Estimated average burden
                                                    hours per response ..... 0.5
                                                    ----------------------------

Form 4

                    U. S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
         Section 17(a) of the Public Utility Holding Company Act of 1935
             or Section 30(f) of the Investment Company Act of 1940

|_| Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b*).

================================================================================
1. Name and Address of Reporting Person.

   John Hancock Financial Services, Inc.
--------------------------------------------------------------------------------
   (Last)               (First)                 (Middle)

   P. O. Box 111
--------------------------------------------------------------------------------
                       (Street)

   Boston, MA 02117
--------------------------------------------------------------------------------
   (City)               (State)                 (Zip)


================================================================================
2. Issuer Name and Ticker or Trading Symbol

   Steinway Musical Instruments, Inc. ("LVB")
================================================================================
3. IRS or Social Security Number of Reporting Person (Voluntary)

   04-348-3032
================================================================================
4. Statement for Month/Year

   August 2002
================================================================================
5. If Amendment, Date of Original (Month/Year)

   N/A
================================================================================
6. Relationship of Reporting Person to Issuer
   (Check all applicable)

   |_|   Director                             |X|   10% Owner
   |_|   Officer (give title below)           |_|   Other (specify below)

================================================================================
7. Individual or Joint/Group Filing

   |_|   Form filed by One Reporting Person
   |X|   Form filed by More than One Reporting Person

================================================================================

================================================================================
           Table I -- Non-Derivative Securities Acquired, Disposed of,
                              or Beneficially Owned
================================================================================

                                                                                                            6.
                                                              4.                                            Owner-
                                                              Securities Acquired (A)                       ship
                                                 3.           or Disposed of (D)              5.            Form:      7.
                                                 Transaction  (Instr. 3, 4 and 5)             Amount of     Direct     Nature of
                                2.               Code         ----------------------------    Securities    (D) or     Indirect
1.                              Transaction      (Instr. 8)                   (A)             Beneficially  Indirect   Beneficial
Title of Security               Date             ------------     Amount      or     Price    Owned at End  (I)        Ownership
(Instr. 3)                      (Month/Day/Year)  Code     V                  (D)             of Month      (Instr. 4) (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                    08/15/02          S                400        D      $18.93                            By JHLICO (a)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                    08/15/02          S                700        D      $19.00                            By JHLICO (a)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                    08/15/02          S               1,100       D      $19.02                            By JHLICO (a)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                     8/16/02          S                100        D      $19.00                            By JHLICO (a)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                     8/19/02          S               3,200       D      $18.70                            By JHLICO (a)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                     8/19/02          S                700        D      $18.73                            By JHLICO (a)
------------------------------------------------------------------------------------------------------------------------------------

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

*If the form is filed by more than one reporting person, see Instructions
4(b)(v)

                                                    ----------------------------
                                                           OMB APPROVAL
                                                           ------------
                                                    OMB Number:        3235-0287
                                                    Expires:    January 31, 2005
                                                    Estimated average burden
                                                    hours per response ..... 0.5
                                                    ----------------------------

Form 4

                    U. S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
         Section 17(a) of the Public Utility Holding Company Act of 1935
             or Section 30(f) of the Investment Company Act of 1940

|_| Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b*).

================================================================================
1. Name and Address of Reporting Person.

   John Hancock Financial Services, Inc.
--------------------------------------------------------------------------------
   (Last)               (First)                 (Middle)

   P. O. Box 111
--------------------------------------------------------------------------------
                       (Street)

   Boston, MA 02117
--------------------------------------------------------------------------------
   (City)               (State)                 (Zip)


================================================================================
2. Issuer Name and Ticker or Trading Symbol

   Steinway Musical Instruments, Inc. ("LVB")
================================================================================
3. IRS or Social Security Number of Reporting Person (Voluntary)

   04-348-3032
================================================================================
4. Statement for Month/Year

   August 2002
================================================================================
5. If Amendment, Date of Original (Month/Year)

   N/A
================================================================================
6. Relationship of Reporting Person to Issuer
   (Check all applicable)

   |_|   Director                             |X|   10% Owner
   |_|   Officer (give title below)           |_|   Other (specify below)

================================================================================
7. Individual or Joint/Group Filing

   |_|   Form filed by One Reporting Person
   |X|   Form filed by More than One Reporting Person

================================================================================

================================================================================
           Table I -- Non-Derivative Securities Acquired, Disposed of,
                              or Beneficially Owned
================================================================================

                                                                                                            6.
                                                              4.                                            Owner-
                                                              Securities Acquired (A)                       ship
                                                 3.           or Disposed of (D)              5.            Form:      7.
                                                 Transaction  (Instr. 3, 4 and 5)             Amount of     Direct     Nature of
                                2.               Code         ----------------------------    Securities    (D) or     Indirect
1.                              Transaction      (Instr. 8)                   (A)             Beneficially  Indirect   Beneficial
Title of Security               Date             ------------     Amount      or     Price    Owned at End  (I)        Ownership
(Instr. 3)                      (Month/Day/Year)  Code     V                  (D)             of Month      (Instr. 4) (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                    08/19/02          S                200        D      $18.78                            By JHLICO (a)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                    08/19/02          S                300        D      $18.79                            By JHLICO (a)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                    08/19/02          S                100        D      $18.80                            By JHLICO (a)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                     8/19/02          S                400        D      $18.84                            By JHLICO (a)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                     8/19/02          S                100        D      $18.85                            By JHLICO (a)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                     8/21/02          S               5,000       D      $18.25                            By JHLICO (a)
------------------------------------------------------------------------------------------------------------------------------------

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

*If the form is filed by more than one reporting person, see Instructions
4(b)(v)

                                                    ----------------------------
                                                           OMB APPROVAL
                                                           ------------
                                                    OMB Number:        3235-0287
                                                    Expires:    January 31, 2005
                                                    Estimated average burden
                                                    hours per response ..... 0.5
                                                    ----------------------------

Form 4

                    U. S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
         Section 17(a) of the Public Utility Holding Company Act of 1935
             or Section 30(f) of the Investment Company Act of 1940

|_| Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b*).

================================================================================
1. Name and Address of Reporting Person.

   John Hancock Financial Services, Inc.
--------------------------------------------------------------------------------
   (Last)               (First)                 (Middle)

   P. O. Box 111
--------------------------------------------------------------------------------
                       (Street)

   Boston, MA 02117
--------------------------------------------------------------------------------
   (City)               (State)                 (Zip)


================================================================================
2. Issuer Name and Ticker or Trading Symbol

   Steinway Musical Instruments, Inc. ("LVB")
================================================================================
3. IRS or Social Security Number of Reporting Person (Voluntary)

   04-348-3032
================================================================================
4. Statement for Month/Year

   August 2002
================================================================================
5. If Amendment, Date of Original (Month/Year)

   N/A
================================================================================
6. Relationship of Reporting Person to Issuer
   (Check all applicable)

   |_|   Director                             |X|   10% Owner
   |_|   Officer (give title below)           |_|   Other (specify below)

================================================================================
7. Individual or Joint/Group Filing

   |_|   Form filed by One Reporting Person
   |X|   Form filed by More than One Reporting Person

================================================================================

================================================================================
           Table I -- Non-Derivative Securities Acquired, Disposed of,
                              or Beneficially Owned
================================================================================

                                                                                                            6.
                                                              4.                                            Owner-
                                                              Securities Acquired (A)                       ship
                                                 3.           or Disposed of (D)              5.            Form:      7.
                                                 Transaction  (Instr. 3, 4 and 5)             Amount of     Direct     Nature of
                                2.               Code         ----------------------------    Securities    (D) or     Indirect
1.                              Transaction      (Instr. 8)                   (A)             Beneficially  Indirect   Beneficial
Title of Security               Date             ------------     Amount      or     Price    Owned at End  (I)        Ownership
(Instr. 3)                      (Month/Day/Year)  Code     V                  (D)             of Month      (Instr. 4) (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                    8/22/02           S                100        D      $18.26                            By JHLICO (a)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                    8/23/02           S                100        D      $18.00                            By JHLICO (a)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                    8/23/02           S                200        D      $18.05                            By JHLICO (a)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                    8/26/02           S               1,000       D      $17.75                            By JHLICO (a)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                    8/26/02           S                200        D      $17.81                            By JHLICO (a)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                    8/26/02           S               1,000       D      $17.82                            By JHLICO (a)
------------------------------------------------------------------------------------------------------------------------------------

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

*If the form is filed by more than one reporting person, see Instructions
4(b)(v)

                                                    ----------------------------
                                                           OMB APPROVAL
                                                           ------------
                                                    OMB Number:        3235-0287
                                                    Expires:    January 31, 2005
                                                    Estimated average burden
                                                    hours per response ..... 0.5
                                                    ----------------------------

Form 4

                    U. S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
         Section 17(a) of the Public Utility Holding Company Act of 1935
             or Section 30(f) of the Investment Company Act of 1940

|_| Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b*).

================================================================================
1. Name and Address of Reporting Person.

   John Hancock Financial Services, Inc.
--------------------------------------------------------------------------------
   (Last)               (First)                 (Middle)

   P. O. Box 111
--------------------------------------------------------------------------------
                       (Street)

   Boston, MA 02117
--------------------------------------------------------------------------------
   (City)               (State)                 (Zip)


================================================================================
2. Issuer Name and Ticker or Trading Symbol

   Steinway Musical Instruments, Inc. ("LVB")
================================================================================
3. IRS or Social Security Number of Reporting Person (Voluntary)

   04-348-3032
================================================================================
4. Statement for Month/Year

   August 2002
================================================================================
5. If Amendment, Date of Original (Month/Year)

   N/A
================================================================================
6. Relationship of Reporting Person to Issuer
   (Check all applicable)

   |_|   Director                             |X|   10% Owner
   |_|   Officer (give title below)           |_|   Other (specify below)

================================================================================
7. Individual or Joint/Group Filing

   |_|   Form filed by One Reporting Person
   |X|   Form filed by More than One Reporting Person

================================================================================

================================================================================
           Table I -- Non-Derivative Securities Acquired, Disposed of,
                              or Beneficially Owned
================================================================================

                                                                                                            6.
                                                              4.                                            Owner-
                                                              Securities Acquired (A)                       ship
                                                 3.           or Disposed of (D)              5.            Form:      7.
                                                 Transaction  (Instr. 3, 4 and 5)             Amount of     Direct     Nature of
                                2.               Code         ----------------------------    Securities    (D) or     Indirect
1.                              Transaction      (Instr. 8)                   (A)             Beneficially  Indirect   Beneficial
Title of Security               Date             ------------     Amount      or     Price    Owned at End  (I)        Ownership
(Instr. 3)                      (Month/Day/Year)  Code     V                  (D)             of Month      (Instr. 4) (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                    8/26/02           S                500        D      $17.83                            By JHLICO (a)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                    8/26/02           S                400        D      $17.85                            By JHLICO (a)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                    8/26/02           S                300        D      $17.88                            By JHLICO (a)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                    8/27/02           S               1,700       D      $17.75                            By JHLICO (a)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                    8/28/02           S                100        D      $17.44   1,513,553     I          By JHLICO (a)
------------------------------------------------------------------------------------------------------------------------------------

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

*If the form is filed by more than one reporting person, see Instructions
4(b)(v)

 Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                         9.
                                                                                                         Number    10.
                                                                                                         of        Owner-
                   2.                                                                                    Deriv-    ship
                   Conver-                    5.                              7.                         ative     Form of   11.
                   sion                       Number of                       Title and Amount           Secur-    Deriv-    Nature
                   or                         Derivative    6.                of Underlying     8.       ities     ative     of
                   Exer-             4.       Securities    Date              Securities        Price    Bene-     Secu-     In-
                   cise     3.       Trans-   Acquired (A)  Exerciseable and  (Instr. 3 and 4)  of       ficially  rity;     direct
                   Price    Trans-   action   or Disposed   Expiration Date   ----------------  Deriv-   Owned     Direct    Bene-
1.                 of       action   Code     of (D)        (Month/Day/Year)            Amount  ative    at End    (D) or    ficial
Title of           Deriv-   Date     (Instr.  (Instr. 3,    ----------------            or      Secur-   of        Indirect  Owner-
Derivative         ative    (Month/  8)       4, and 5)     Date     Expira-            Number  ity      Month     (I)       ship
Security           Secur-   Day/     -------  ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.   (Instr.
(Instr. 3)         ity      Year)    Code V    (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)        4)
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

Explanation of Responses:

(a) John Hancock Life Insurance Company ("JHLICO") is a direct, wholly-owned subsidiary of John Hancock Financial Services, Inc. ("JHFS"). JHFS may be deemed the indirect beneficial owner of securities beneficially owned by JHLICO.

****Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this form, one of which must be manually signed. If the space provided is insufficient see Instruction 6 procedure.

John Hancock Financial Services, Inc.


______________________________________         _____________________
James E. Collins                                        Date
Vice President and Corporate Secretary

            Potential persons who are to respond to the collection of
         information contained in this form are not required to respond unless the form displays a currently valid OMB control number

                             Joint Filer Information


Issuer Name and Trading Symbol: Steinway Musical Instruments, Inc. ("LVB")

Date of Event Requiring Statement: August 2002

Designated Reporter: John Hancock Financial Services, Inc.


1.       Name and address of Reporting Person:

         John Hancock Life Insurance Company
         200 Clarendon Street
         Boston, MA 02117

         IRS Number:  04-1414660


         By:  /s/Roger G. Nastou                          September 3, 2002
              ------------------                          -----------------
              Roger G. Nastou                             Date
              Vice President